As filed with the Securities and Exchange Commission on December 2, 2019

Registration No. 333-222197
Registration No. 333-183318
Registration No. 333-138214
Registration No. 333-126610
Registration No. 333-125999
Registration No. 333-121145
Registration No. 333-78913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222197
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183318
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138214
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126610
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125999
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-121145
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-78913
 UNDER THE SECURITIES ACT OF 1933

DNB Financial Corporation
(S&T Bancorp, Inc., as successor by merger to DNB Financial Corporation)
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2222567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265

(Address, including Zip Code, of Principal Executive Offices)

DNB Financial Corporation Incentive Equity and Deferred Compensation Plan
DNB Financial Corporation 1995 Stock Option Plan
Deferred Compensation Plan for Directors of DNB Financial Corporation
DNB Financial Corporation Deferred Compensation Plan
DNB First 401(k) Retirement Plan
(Full title of the plans)

Mark Kochvar
Senior Executive Vice President and Chief Financial Officer
S&T Bancorp, Inc.
as successor by merger to
DNB Financial Corporation
800 Philadelphia Street
Indiana, PA 15701
(800) 325-2265
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Matthew M. Guest, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by DNB Financial Corporation, a Pennsylvania corporation (the “Company”), relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) of the Company, previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and deregisters any and all securities registered but unsold or otherwise unissued as of the date hereof under such Registration Statements:

•
Registration Statement on Form S-8 (No. 333-222197), filed with the SEC on December 20, 2017, pertaining to the registration of 250,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) issuable under the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan;

•
Registration Statement on Form S-8 (No. 333-183318), filed with the SEC on August 15, 2012, pertaining to the registration of 150,000 shares of Common Stock issuable under the DNB Financial Corporation 1995 Stock Option Plan;

•
Registration Statement on Form S-8 (No. 333-138214), filed with the SEC on October 25, 2006, pertaining to the registration of $4,313,631 in deferred compensation obligations to issue shares of Common Stock pursuant to the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, the  Deferred Compensation Plan for Directors of DNB Financial Corporation and the DNB Financial Corporation Deferred Compensation Plan;

•
Registration Statement on Form S-8 (No. 333-126610), filed with the SEC on July 15, 2005, pertaining to the registration of 150,000 shares of Common Stock issuable under the DNB First 401(k) Retirement Plan;

•
Registration Statement on Form S-8 (No. 333-125999), filed with the SEC on June 21, 2005, pertaining to the registration of 200,000 shares of Common Stock issuable under the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan;

•
Registration Statement on Form S-8 (No. 333-121145), filed with the SEC on December 10, 2004, pertaining to the registration of 200,000 shares of Common Stock issuable under the DNB Financial Corporation 1995 Stock Option Plan; and

•
Registration Statement on Form S-8 (No. 333-78913), filed with the SEC on May 20, 1999, pertaining to the registration of 100,000 shares of Common Stock issuable under the DNB Financial Corporation 1995 Stock Option Plan.

On November 30, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 5, 2019, by and between the Company and S&T Bancorp, Inc., a Pennsylvania corporation (“S&T”), the Company merged with and into S&T, with S&T continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on December 2, 2019.

S&T BANCORP, INC. (as successor by merger to DNB Financial Corporation)

By:	/s/ Mark Kochvar
Name: Mark Kochvar
Title: Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.